PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 47 to Registration Statement No. 333-34392 Dated November 20, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes—Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	$20,000,000	Issue Price:	100%
Maturity Date:	November 24, 2003	Settlement Date (Original Issue Date):	November 24, 2000
Interest Accrual Date:	November 24, 2000	Initial Interest Reset Date:	February 24, 2001
Interest Payment Dates:	Each February 24, May 24, August 24 and November 24, commencing February 24, 2001	Interest Reset Dates:	Same as Interest Payment Dates
Initial Interest Rate:	To be determined two London banking days prior to the Original Issue Date	Interest Reset Period:	Quarterly
Base Rate:	LIBOR	Interest Determination Dates:	Two London banking days prior to each Interest Reset Date
Index Maturity:	3 Months	Reporting Service:	Telerate (Page 3750)
Spread (Plus or Minus):	Plus 0.22% per annum	Book Entry Note or Certificated Note:	Book Entry Note
Index Currency:	U.S. Dollars	Senior Note or Subordinated Note:	Senior Note
Interest Payment Period:	Quarterly	Agent:	Morgan Stanley & Co. Incorporated
Specified Currency:	U.S. Dollars	Calculation Agent:	The Chase Manhattan Bank
		Minimum Denomination:	$1,000
		CUSIP:	61745EQY0

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER